Execution Version

NOVATION OF SUBADVISORY AGREEMENT

This Novation of Subadvisory Agreement is made effective as of August 10, 2021 by and among RIVERNORTH CAPITAL MANAGEMENT, LLC (the “Adviser”), OAKTREE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the “Current Subadviser”), and OAKTREE FUND ADVISORS, LLC, a Delaware limited liability company (the “New Subadviser”).

WHEREAS, the Adviser has retained the Current Subadviser to render investment advisory services for and to manage a discrete portion of assets of the fund listed on Schedule A of the Subadvisory Agreement (as defined below) pursuant to that certain Subadvisory Agreement, effective as of December 27, 2012, by and between the Adviser and the Current Subadviser (the “Subadvisory Agreement”);

WHEREAS, each of the Current Subadviser and the New Subadviser is organized as an investment adviser that is registered under the Investment Advisers Act of 1940, as amended;

WHEREAS, the New Subadviser is an “affiliated person” (as such term is defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Current Subadviser;

WHEREAS, the Adviser, the Current Subadviser and the New Subadviser desire that the New Subadviser be substituted for the Current Subadviser under the Subadvisory Agreement in a transaction that does not result in a change of actual control or management of the subadvisor to the Adviser in accordance with Rule 2a-6 under the 1940 Act and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act;

WHEREAS, the Current Subadviser desires to effect a novation of the Subadvisory Agreement so that the New Subadviser is substituted for the Current Subadviser as a party to the Subadvisory Agreement and the Current Subadviser is released from its obligations under the Subadvisory Agreement, the New Subadviser desires to accept the novation thereof, and the Adviser desires to consent to such novation; and

WHEREAS, the Board of Directors of the Adviser, including a majority of the Directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, have approved the novation of the Subadvisory Agreement at a meeting held on August 10, 2021.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Novation and Acceptance.

Subject to the terms and conditions contained herein, the Current Subadviser hereby effects a novation of the Subadvisory Agreement to substitute the New Subadviser for the Current Subadviser as a party to the Subadvisory Agreement (the “Novation”). The New Subadviser hereby accepts the Novation and hereby releases the Current Subadviser from all of its duties and obligations under the Subadvisory Agreement and assumes all rights, duties and obligations of the Current Subadviser under the Subadvisory Agreement. The New Subadviser represents to the Adviser that there will be no diminution in the scope or quality of the services rendered to the Adviser under the Subadvisory Agreement. The Adviser hereby consents to such Novation, and the Adviser hereby releases the Current Subadviser from all of its duties and obligations under the Subadvisory Agreement.

2.	Term.

The Novation shall become effective as of the date hereof and shall remain in effect for so long as the Subadvisory Agreement remains in effect.

3.	No Termination.

The parties agree that the Novation shall not constitute an “assignment” of the Subadvisory Agreement for purposes of Section 11 of the Subadvisory Agreement or the 1940 Act, and that the Subadvisory Agreement, as so novated, shall remain in full force and effect after the Novation.

4.	Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.

5.	No Third Party Beneficiary.

This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to, stockholders of the Adviser.

6.	Severability.

Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

7.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

[Signature Page follows]

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

RIVERNORTH CAPITAL MANAGEMENT, LLC

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: General Counsel & CCO

ACCEPTED: RIVERNORTH/OAKTREE HIGH INCOME FUND

By:	/s/ Marcus Collins
Name: Marcus Collins
Title: Secretary & Chief Compliance Officer

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Kendall Bass
Name: Kendall Bass
Title: Vice President

By:	/s/ Brian Price
Name: Brian Price
Title: Senior Vice President

OAKTREE FUND ADVISORS, LLC

By:	/s/ Kendall Bass
Name: Kendall Bass
Title: Vice President

By:	/s/ Brian Price
Name: Brian Price
Title: Senior Vice President

[Signature Page to Novation Agreement]

SCHEDULE A

RiverNorth/Oaktree High Income Fund,

a series of RiverNorth Funds, an Ohio Business Trust

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